Exhibit 99.1

FOR IMMEDIATE RELEASE

October 24, 2011

Owens & Minor Reports Financial Results for 3rd Quarter 2011,

Including Record Quarterly Revenue and Improved Earnings

Owens & Minor to host Annual Investor Day on December 7, 2011 in New York

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2011, including record quarterly revenue of $2.18 billion, improved 5.5% in comparison to revenue of $2.06 billion in the third quarter of 2010. Net income for the third quarter of 2011 was $33.4 million, or $0.53 per diluted share, an increase of nearly $2 million, or 5.9%, when compared to net income of $31.5 million, or $0.50 per diluted share, for the same period of 2010.

“During the third quarter, we worked very hard in a tough market to achieve solid results, including a strong top line and expense improvements,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “As we finish out the year, we will continue to invest in the building blocks of our future with the upcoming conversion of a large new multi-state customer group, solidifying our third-party logistics business, implementing cost reduction measures, and establishing our new joint venture for sourcing in China.”

Operating earnings for the third quarter of 2011 were $58.5 million, or 2.69% of revenues, improved slightly when compared to the prior-year third quarter. In a sequential comparison, third quarter operating earnings improved to 2.69% of revenues from 2.39% of revenues in the second quarter of 2011. The sequential improvement in operating earnings resulted primarily from a reduction in selling, general & administrative expenses (SG&A). As a percentage of revenues, SG&A for the third quarter of 2011 was 7.02%, compared favorably to SG&A of 7.33% of revenues in the second quarter of 2011.

Year-to-Date Results

For the nine months ended September 30, 2011, revenue was $6.43 billion, increased $380 million, or 6.3%, when compared to revenue of $6.05 billion for the same period of 2010. Net income for the first nine months of 2011 was $91.3 million, or $1.44 per diluted share, increased 2.8% in comparison to net income of $88.8 million, or $1.40 per diluted share, for the same period of 2010. For the first nine months of 2011, operating earnings were $160.5 million, or 2.50% of revenues, increased from operating earnings of $156.6 million, or 2.59% of revenues, for the same period last year.

Asset Management

The balance of cash and cash equivalents at September 30, 2011, was $196.9 million, increased from $159.2 million at December 31, 2010. Total interest-bearing debt as of September 30, 2011, was $215 million, increased slightly when compared to $211 million as of December 31, 2010. Days sales outstanding (DSO) as of September 30, 2011, was 20.6, comparing favorably to DSO of 21.3 days at the end of the prior year’s third quarter. Inventory turns were 10.3 compared to turns of 10.2 for the same period last year.

2011 Outlook

The company will provide an update of its 2011 outlook during the management conference call scheduled for Tuesday, October 25, 2011. The 2011 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Upcoming Investor Relations Events

•	4th Quarter Investor Conferences:

•	2011 Credit Suisse Healthcare Conference, November 9, 2011 – Phoenix

•	2011 Lazard Healthcare Conference, November 16, 2011 – New York

•

On Wednesday, December 7, 2011, Owens & Minor will host its Annual Investor Day in New York. Owens & Minor’s President & Chief Executive Officer Craig R. Smith and Chief Financial Officer James L. Bierman are scheduled to speak at the event, providing an operational and strategic overview, as well as the company’s financial outlook for 2012. The meeting is scheduled to begin at 8:30 a.m. ET and conclude at approximately 10:30 a.m. ET. A live, listen-only webcast of the briefing can be accessed on the company website at www.owens-minor.com under the Investor Relations Section. A webcast replay of the event will also be available on the company website. Prospective participants are encouraged to request information via email at InvestorDay@owens-minor.com.

Investors’ Conference Call & Supplemental Material

Owens & Minor’s management team will conduct a conference call to discuss the third quarter financial results on Tuesday, October 25, 2011, at 8:30 a.m. EDT. The access code for the conference call, international dial-in, and replay is #17636028. Participants may access the call at 877-748-0043. The international dial-in number is 706-758-5871. A replay of the call will be available for three weeks by dialing 855-859-2056. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain - from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2011	2010

Net revenue	$2,176,759	$2,063,879
Cost of goods sold	1,960,077	1,859,925

Gross margin	216,682	203,954
Selling, general and administrative expenses	152,825	141,116
Pension expense	—	453
Depreciation and amortization	8,463	7,464
Other operating income, net	(3,071)	(392)

Operating earnings	58,465	55,313
Interest expense, net	3,426	3,758

Income before income taxes	55,039	51,555
Income tax provision	21,687	20,050

Net income	$33,352	$31,505

Net income per common share - basic	$0.53	$0.50
Net income per common share - diluted	$0.53	$0.50

Weighted average shares - basic	62,802	62,395
Weighted average shares - diluted	62,947	62,612

	Nine Months Ended September 30,
	2011	2010

Net revenue	$6,432,022	$6,053,442
Cost of goods sold	5,788,499	5,453,547

Gross margin	643,523	599,895
Selling, general and administrative expenses	460,119	421,829
Pension expense	—	1,793
Depreciation and amortization	25,479	21,360
Other operating income, net	(2,576)	(1,713)

Operating earnings	160,501	156,626
Interest expense, net	10,163	10,562

Income before income taxes	150,338	146,064
Income tax provision	59,082	57,273

Net income	$91,256	$88,791

Net income per common share - basic	$1.44	$1.41
Net income per common share - diluted	$1.44	$1.40

Weighted average shares - basic	62,801	62,278
Weighted average shares - diluted	62,984	62,538

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$196,852	$159,213
Accounts and notes receivable, net	507,152	471,661
Merchandise inventories	760,992	720,116
Other current assets	64,560	52,799

Total current assets	1,529,556	1,403,789
Property and equipment, net	105,065	101,545
Goodwill, net	247,271	247,271
Intangible assets, net	22,802	24,825
Other assets, net	44,920	44,609

Total assets	$1,949,614	$1,822,039

Liabilities and shareholders’ equity
Current liabilities
Accounts and drafts payable	$612,923	$531,735
Accrued payroll and related liabilities	15,302	20,588
Deferred income taxes	31,852	39,082
Other accrued liabilities	99,822	103,076

Total current liabilities	759,899	694,481
Long-term debt, excluding current portion	213,111	209,096
Deferred income taxes	20,477	12,107
Other liabilities	49,148	48,837

Total liabilities	1,042,635	964,521

Shareholders’ equity
Common stock	126,848	126,867
Paid-in capital	176,540	165,447
Retained earnings	608,344	570,320
Accumulated other comprehensive loss	(4,753)	(5,116)

Total shareholders’ equity	906,979	857,518

Total liabilities and shareholders’ equity	$1,949,614	$1,822,039

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2011	2010

Operating activities:
Net income	$91,256	$88,791
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	25,479	21,360
Provision for LIFO reserve	11,265	8,433
Share-based compensation expense	4,335	5,452
Provision for losses on accounts and notes receivable	1,107	1,673
Pension expense	—	1,793
Deferred income tax expense	908	4,119
Pension contributions	(543)	(8,300)
Changes in operating assets and liabilities:
Accounts and notes receivable	(36,598)	(4,863)
Merchandise inventories	(52,141)	(51,840)
Accounts payable	2,988	147,596
Net change in other assets and liabilities	(18,465)	822
Other, net	335	(545)

Cash provided by operating activities of continuing operations	29,926	214,491

Investing activities:
Additions to property and equipment	(16,846)	(19,884)
Additions to computer software and intangible assets	(8,035)	(7,249)
Proceeds from the sale of property and equipment	46	2,422

Cash used for investing activities of continuing operations	(24,835)	(24,711)

Financing activities:
Increase (decrease) in drafts payable	78,200	(108,300)
Proceeds from exercise of stock options	7,937	5,736
Proceeds from termination of interest rate swaps	4,005	—
Excess tax benefits related to share-based compensation	1,977	1,815
Repurchases of common stock	(16,124)	—
Cash dividends paid	(38,156)	(33,520)
Other, net	(5,127)	(5,099)

Cash provided by (used for) financing activities of continuing operations	32,712	(139,368)

Discontinued operations:
Operating cash flows	(164)	(1,478)

Net cash used for discontinued operations	(164)	(1,478)

Net increase in cash and cash equivalents	37,639	48,934

Cash and cash equivalents at beginning of period	159,213	96,136

Cash and cash equivalents at end of period	$196,852	$145,070

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010

Operating results:
Net revenue	$2,176,759	$2,131,448	$2,123,815	$2,070,166	$2,063,879

Gross margin	$216,682	$216,066	$210,775	$207,830	$203,954
Gross margin as a percent of revenue	9.95%	10.14%	9.92%	10.04%	9.88%

SG&A expenses	$152,825	$156,321	$150,973	$142,340	$141,116
SG&A expenses as a percent of revenue	7.02%	7.33%	7.11%	6.88%	6.84%

Operating earnings	$58,465	$51,039	$50,997	$39,310	$55,313
Operating earnings as a percent of revenue	2.69%	2.39%	2.40%	1.90%	2.68%

Net income	$33,352	$29,164	$28,740	$21,788	$31,505

Net income per common share - basic	$0.53	$0.46	$0.45	$0.35	$0.50

Net income per common share - diluted	$0.53	$0.46	$0.45	$0.34	$0.50

Accounts receivable:
Accounts and notes receivable, net	$507,152	$504,509	$520,688	$471,661	$501,270

Days sales outstanding (1)	20.6	20.6	21.1	19.6	21.3

Inventory:
Merchandise inventories	$760,992	$751,613	$729,546	$720,116	$733,296

Average inventory turnover (1)	10.3	10.4	10.7	10.2	10.2

Financing:
Cash and cash equivalents	$196,852	$159,194	$185,850	$159,213	$145,070

Total interest-bearing debt	$215,037	$214,020	$210,801	$210,906	$210,270

Stock information:
Cash dividends per common share	$0.200	$0.200	$0.200	$0.177	$0.177

Stock price at quarter-end	$28.48	$34.49	$32.48	$29.43	$28.46

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.

Certain adjustments have been made to prior period amounts to conform to current period presentation.